SiTime Expands Board of Directors with the Appointment of Faraj Aalaei

SANTA CLARA, Calif. – Jan. 21, 2026 – SiTime Corporation (NASDAQ: SITM), the Precision Timing company, today announced it is expanding the company’s Board of Directors with the appointment of Mr. Faraj Aalaei, founder, chairman and CEO of Cognichip, Inc.
“Faraj is a proven entrepreneur, having envisioned, built and successfully scaled several semiconductor businesses—Centillium and Aquantia stand out as prime examples of his leadership,” said Rajesh Vashist, chairman and CEO of SiTime. “Faraj’s expertise in AI, networking and communications aligns with SiTime’s ambitions. As of Q3, we have grown our communications, enterprise and data center business (CED) by over 100% year-over-year (YoY) in each of the past 6 quarters, and CED is our fastest-growing segment. I am pleased to welcome him to our board and look forward to benefiting from his guidance as we accelerate our growth.”

“SiTime is uniquely positioned in the semiconductor industry, focused on addressing the timing complexity of the next generation technologies, especially AI,” said Faraj Aalaei, Chairman and CEO of Cognichip. “As AI workloads scale, performance hinges on Precision Timing—low jitter, tight synchronization, and resilient clocks across distributed systems. SiTime brings the precision and agility AI demands—so customers can move faster without compromising reliability. I am excited to join SiTime’s board of directors as the company further advances its industry leadership.”

Mr. Aalaei’s exemplary career is marked by groundbreaking contributions as a technology innovator, leading critical advancements from developing the world’s first optical ring communication system to pioneering solutions for cable modems, broadband DSL and autonomous driving Ethernet communications. Holding multiple patents and an honorary doctorate in Engineering, Mr. Aalaei’s academic achievements include degrees from Wentworth Institute of Technology, the University of Massachusetts, and the University of New Hampshire. In 2024, he was honored with the prestigious United States Ellis Island Medal of Honor.

About SiTime SiTime Corporation is the Precision Timing company. Our semiconductor MEMS programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With more than 4 billion devices shipped, SiTime is changing the timing industry. For more information, visit www.sitime.com.

Investor Relations Contacts: Shelton Group
Leanne Sievers | Brett Perry
sitm-ir@sheltongroup.com

SiTime Corporation
Beth Howe Chief Financial Officer
investor.relations@sitime.com